EXHIBIT 2.1
                                                                     -----------


Jeffrey D. Saferstein (JS/5339)
Penny L. Dearborn (PD/7727)
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, New York  10019-6064
Telephone:  (212) 373-3000

Attorneys for Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------------x
                                                  :
In re:                                            :
                                                  :     Chapter 11
   ACTRADE FINANCIAL TECHNOLOGIES                 :     Case No. 02-16212 (ALG)
   LTD., ET AL.,                                  :
                                                  :     (Jointly Administered)
                                    Debtors.      :
                                                  :
--------------------------------------------------x




                DEBTORS' SECOND AMENDED JOINT PLAN OF LIQUIDATION
                -------------------------------------------------



                                 PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                                 Jeffrey D. Saferstein (JS/5339)
                                 Penny L. Dearborn (PD/7727)
                                 1285 Avenue of the Americas
                                 New York, New York  10019
                                 Telephone:  (212) 373-3000
                                 Attorneys for Debtors and Debtors in Possession



Dated:     December 15, 2003

                                  INTRODUCTION

         Actrade Capital Inc. and Actrade Financial Technologies Ltd., the above-captioned debtors and debtors-in-possession (the "Debtors") hereby propose this Plan of Liquidation pursuant to section 1121 of the Bankruptcy Code. Reference is made to the Disclosure Statement(1) for risk factors, a summary and analysis of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan is supported by the Equity Committee.

         The Plan constitutes a liquidating chapter 11 plan for the Debtors. The majority of the Debtors' assets have been sold. The Plan provides for the Debtors' remaining assets to be liquidated over time, and for the proceeds of the asset sales to be distributed to holders of Allowed Claims and Allowed Interests in accordance with the terms of the Plan and the priority of claims and interests provisions of the Bankruptcy Code. Except as otherwise provided by order of the Court, distributions will occur on the Effective Date or as soon thereafter as is practicable and at various intervals thereafter. The Post-Confirmation Debtors will be dissolved upon the Effective Date.

                  Subject to the restrictions on modifications set forth in
section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XII. of this Plan, the Debtors expressly reserve the right to alter, amend or modify this Plan, one or more times, before its substantial consummation.

                                   ARTICLE I.

                      DEFINITIONS AND CONSTRUCTION OF TERMS

         A. SCOPE OF DEFINITIONS. As used in this Plan, the following terms shall have the respective meanings specified below. Whenever the context requires, such terms shall include the plural as well as the singular, the masculine gender shall include the feminine and the feminine gender shall include the masculine.

"ACCRUED"                                 shall mean an expense incurred but not
                                          yet billed for nor paid.

"ACTRADE CAPITAL"                         shall mean Actrade Capital Inc.

"ACTRADE FINANCIAL"                       shall mean Actrade Financial
                                          Technologies Ltd.

"ADMINISTRATIVE CLAIM"                    shall mean a Claim under sections
                                          503(b) and 1114(e)(2) of the
                                          Bankruptcy Code that is entitled to
                                          priority under section 507(a)(1) of
                                          the Bankruptcy Code, for costs or
                                          expenses of administration of the
                                          Chapter 11 Cases

-----------------
(1) All capitalized terms not defined in this introduction shall have the meanings set forth in Article I. of this Plan.

                                          including, without limitation, any
                                          actual and necessary expenses of
                                          operating the business of the Debtors
                                          or preserving the estates incurred
                                          after the Petition Date, and any and
                                          all fees and expenses of Professionals
                                          Filed under sections 330, 331 or 503
                                          of the Bankruptcy Code.

"ADMINISTRATIVE CLAIM BAR DATE"           shall have the meaning set forth in
                                          section 3.4 of the Plan.

"ADMINISTRATIVE CLAIMS RESERVE"           shall have the meaning set forth in
                                          section 8.7 of the Plan.

"ADMINISTRATIVE COMPENSATION ORDER"       shall mean the Order Pursuant to
                                          Sections 105(a) and 331 of the
                                          Bankruptcy Code Establishing
                                          Procedures For Interim Compensation
                                          and Reimbursement of Expenses for
                                          Professionals entered on January 15,
                                          2003, which appears at Docket No. 33
                                          in these Chapter 11 Cases.

"ALLOWED CLAIM OR ALLOWED INTEREST"       shall mean, with reference to any
                                          Claim against or Equity Interest in
                                          the Debtors, (a) any Claim against or
                                          Equity Interest in the Debtors which
                                          has been listed by the Debtors in
                                          their Schedules, as such Schedules may
                                          be amended by the Debtors from time to
                                          time in accordance with Bankruptcy
                                          Rule 1009, as liquidated in amount and
                                          not disputed or contingent and for
                                          which no contrary proof of claim or
                                          interest to claim has been filed, (b)
                                          any Claim or Equity Interest allowed
                                          hereunder, (c) any Claim or Equity
                                          Interest which is not Disputed, (d)
                                          any Claim or Equity Interest that is
                                          compromised, settled or otherwise
                                          resolved pursuant to a Final Order of
                                          the Court or under the Plan, or (e)
                                          any Claim or Equity Interest which, if
                                          Disputed, has been Allowed by Final
                                          Order; PROVIDED, HOWEVER, that Claims
                                          and Equity Interests allowed solely
                                          for the purpose of voting to accept or
                                          reject the Plan pursuant to an order
                                          of the Court shall not be considered
                                          "Allowed Claims" or "Allowed Equity
                                          Interests" hereunder. Unless otherwise
                                          specified herein or by order of the
                                          Court, "Allowed Administrative Expense
                                          Claim" or "Allowed Claim" shall not,
                                          for any purpose under the Plan,
                                          include interest on such
                                          Administrative Expense Claim or Claim,
                                          as the case may be, from and after the
                                          Petition Date. Any Claim or Interest
                                          that is Disputed solely pursuant to
                                          the last sentence of the definition of
                                          "Disputed" below shall become Allowed
                                          upon expiration of the deadline, as
                                          may be extended, to object to, or seek
                                          subordination of, such Claim or
                                          Interest that has been filed. In the
                                          event that an
                                          objection to, or a motion or
                                          proceeding to seek subordination of,
                                          such Claim or Interest is timely
                                          filed, such Claim or Interest shall
                                          become Allowed only in accordance with
                                          clause (e) set forth above in this
                                          definition of "Allowed Claim or
                                          Allowed Interest."

"ALLOWED UNSECURED CLAIMS"                shall mean the aggregate of all
                                          Allowed Class 3 General Unsecured
                                          Claims.

"BALLOT"                                  shall mean the form or forms that will
                                          be distributed along with the
                                          Disclosure Statement to holders of
                                          Allowed Claims and Equity Interests in
                                          classes that are Impaired under the
                                          Plan and entitled to vote, which the
                                          holders of Impaired Claims may use to
                                          vote to accept or reject the Plan.

"BANKRUPTCY CODE"                         shall mean the Bankruptcy Reform Act
                                          of 1978, 11 U.S.C.ss.ss. 101 ET seq.,
                                          as now in effect or hereafter amended.

"BANKRUPTCY RULES"                        shall mean the Federal Rules of
                                          Bankruptcy Procedure effective August
                                          1, 1996 in accordance with the
                                          provisions of 28 U.S.C.ss. 2075, and
                                          the local rules of the United States
                                          District Court for the Southern
                                          District of New York and the United
                                          States Bankruptcy Court for the
                                          Southern District of New York, as now
                                          in effect or hereafter amended.

"BAR DATE"                                shall mean September 8, 2003.

"BUSINESS DAY"                            shall mean any day other than a
                                          Saturday, Sunday or legal holiday as
                                          such term is defined in Bankruptcy
                                          Rule 9006. "CASH" shall mean cash and
                                          cash equivalents, including, but not
                                          limited to, wire transfers, checks and
                                          other readily marketable direct
                                          obligations of the United States of
                                          America and certificates of deposit
                                          issued by banks.

"CAUSES OF ACTION"                        shall mean all claims (as defined
                                          under section 101(5) of the Bankruptcy
                                          Code), causes of action, liabilities,
                                          obligations, suits, debt, sums of
                                          money, damages, demands, judgments,
                                          whether known or unknown, now owned or
                                          hereafter acquired by the Debtors,
                                          including claims arising under the
                                          Bankruptcy Code, including, without
                                          limitation, sections 510, 544, 545,
                                          547, 548, 549, 550, 551 and 553.

"CAUSES OF ACTION RECOVERIES"             shall mean the recoveries from the
                                          litigation or settlement
                                          of Causes of Action.

"CHAPTER 11 CASES"                        shall mean the above-captioned chapter
                                          11 cases pending for the Debtors.

"CLAIM" shall mean a claim against any Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code,
                                          or any portion thereof.

"CLASS" shall mean a category of holders of Claims or Equity Interests, which are substantially similar in nature to each other, as classified pursuant to
                                          Article IV. of the Plan.

"CLASS ACTION CLAIMS"                     means any Claim against any of the
                                          Debtors, whether or not the subject of
                                          an existing lawsuit, arising from
                                          rescission of a purchase, sale or
                                          ownership of shares or notes, or any
                                          other securities of any of the Debtors
                                          or an affiliate of any of the Debtors,
                                          for damages arising from or related to
                                          the purchase or sale of any such
                                          security, or for reimbursement or
                                          contribution allowed under section 502
                                          of the Bankruptcy Code on account of
                                          any such Claim, including, without
                                          limitation, the claim (the "Actrade
                                          Securities Litigation Claim") of the
                                          lead plaintiffs in the class action
                                          captioned IN RE ACTRADE FINANCIAL
                                          TECHNOLOGIES LTD. SECURITIES
                                          LITIGATION, Civ. Action No. 02-CV-1263
                                          (RMB) (S.D.N.Y.) (hereinafter, the
                                          "Actrade Securities Litigation") on
                                          behalf of themselves and class members
                                          described in the second amended
                                          complaint in said action, as set forth
                                          in the Proof of Claim filed on behalf
                                          of the lead plaintiffs against the
                                          Debtors in the Chapter 11 Cases.

"CLASSES 5 AND 6 DISTRIBUTION AMOUNT"     shall mean the distribution amount as
                                          described in section 8.6 of the Plan.

"CLASSES 5 AND 6 PRO RATA SHARE"          shall mean, as of the distribution
                                          date, with respect to any Allowed
                                          Claim or Interest in Class 5 and Class
                                          6, the proportion that such Allowed
                                          Claim or Interest bears to the
                                          aggregate amount of all Claims and
                                          Interests, including Disputed Claims
                                          and Disputed Interests, in Classes 5
                                          and 6.

"CONFIRMATION"                            shall mean the entry of the
                                          Confirmation Order on the docket of
                                          the Court.

"CONFIRMATION DATE"                       shall mean the date of entry of an
                                          order of the Court confirming the Plan
                                          in accordance with the provisions of
                                          the Bankruptcy Code.

"CONFIRMATION HEARING"                    shall mean the hearing to confirm the
                                          Plan.

"CONFIRMATION ORDER"                      shall mean the order of the Court
                                          confirming the Plan pursuant to
                                          section 1129 of the Bankruptcy Code.

"COURT" shall mean the United States Bankruptcy Court for the Southern District of New York or such other court as may hereafter be granted jurisdiction over the Chapter 11 Cases.

"CREDITOR"                                shall mean any person or entity having
                                          a Claim against the Debtors, including
                                          without limitation a Claim that arose
                                          on or before the Petition Date or a
                                          Claim against the Debtors' estates of
                                          any kind specified in sections 502(g),
                                          502(h) or 502(i) of the Bankruptcy
                                          Code.

"DEBTOR" OR "DEBTORS"                     shall mean, individually or
                                          collectively (as applicable), Actrade
                                          Capital and Actrade Financial.

"DEBTORS-IN-POSSESSION"                   shall mean the Debtors in the
                                          capacity, and with the status and
                                          rights, conferred by sections 1107 and
                                          1108 of the Bankruptcy Code.

"DISCLOSURE STATEMENT"                    shall mean the disclosure statement
                                          respecting the Plan, as approved by
                                          the Bankruptcy Court as containing
                                          adequate information in accordance
                                          with section 1125 of the Bankruptcy
                                          Code, all exhibits and annexes thereto
                                          and any amendments or modifications
                                          thereof.

"DISPUTED"                                shall mean, with reference to any
                                          Claim against or Interest in the
                                          Debtors, a Claim or Interest, or any
                                          portion thereof, that is not an
                                          Allowed Claim or an Allowed Interest,
                                          including, but not limited to, Claims
                                          or Interests (I) (a) that have not
                                          been scheduled by the Debtors, or have
                                          been scheduled by the Debtors at zero
                                          or as contingent, unliquidated or
                                          disputed, (b) that are the subject of
                                          a proof of claim or interest that
                                          differs in nature, amount or priority
                                          from the Debtors' schedules, or (c) as
                                          to which an objection has been
                                          interposed as of the deadline fixed by
                                          the Plan, as may be extended in
                                          accordance with the Plan, and (II) the
                                          allowance or disallowance of which is
                                          not yet the subject of a Final Order.
                                          A Claim or Interest may be considered
                                          "Disputed" by the Liquidation Trustee
                                          if the time to object to, or seek
                                          subordination of, such Claim or
                                          Interest under this Plan has not yet
                                          expired.

"EFFECTIVE DATE"                          shall mean the date on which each of
                                          the conditions set forth in section
                                          10.1 of the Plan have been satisfied
                                          or
                                          waived (if waivable).

"ENTITY"                                  shall have the meaning set forth in
                                          section 101 of the Bankruptcy Code.

"EQUITY COMMITTEE"                        shall mean the Official Committee of
                                          Equity Security Holders appointed by
                                          the United States Trustee on May 13,
                                          2003 as reconstituted from time to
                                          time and existing as of the
                                          Confirmation Date.

"EQUITY INTEREST OR INTERESTS"            shall mean any share of common stock
                                          or other instrument evidencing
                                          ownership interest in the Debtors,
                                          whether or not transferable, and any
                                          option, warrant, or right, contractual
                                          or otherwise, to acquire, sell or
                                          subscribe for any such interest other
                                          than Subordinated Interests.

"FEE CLAIM"                               shall mean a claim under sections 328,
                                          330(a), 503 and/or 1103 of the
                                          Bankruptcy Code for the compensation
                                          of a Professional for services
                                          rendered or expenses incurred in the
                                          Chapter 11 Cases on or prior to the
                                          Effective Date (including expenses of
                                          the members of the Equity Committee).

"FEE CLAIM BAR DATE"                      shall have the meaning set forth in
                                          section 3.5 of the Plan.

"FILE," "FILED," OR "FILING"              shall mean file, filed or filing with
                                          the United States Bankruptcy Court for
                                          the Southern District of New York.

"FINAL ORDER"                             shall mean an order entered by the
                                          Court or any other court exercising
                                          jurisdiction over the subject matter
                                          and the parties, as to which (i) no
                                          appeal, certiorari proceeding or other
                                          review or rehearing has been requested
                                          or is still pending, and (ii) the time
                                          for filing a notice of appeal or
                                          petition for certiorari or further
                                          review or rehearing has expired.

"GENERAL UNSECURED CLAIM"                 shall mean any Claim against the
                                          Debtors, other than an Administrative
                                          Claim, Priority Tax Claim, Other
                                          Priority Claim, Secured Claim or Class
                                          Action Claim.

"IMPAIRED"                                shall have the meaning set forth in
                                          section 1124 of the Bankruptcy Code.

"INITIAL CLASSES 5 AND 6 DISTRIBUTION"    shall have the meaning set forth in
                                          section 8.6 of the Plan.

"INTERCOMPANY CLAIMS"                     shall mean any and all pre- and
                                          post-petition Claims of a Debtor or
                                          against a Debtor by or against an
                                          affiliate of a

                                          Debtor.

"LIENS" shall mean valid and enforceable liens, mortgages, security interests, pledges, charges, encumbrances, or other legally cognizable security devices of any kind.

"LIQUIDATION TRUSTEE EMPLOYMENT
AGREEMENT"                                shall mean the employment agreement
                                          between the Liquidation Trust and the
                                          Liquidation Trustee, which will be
                                          filed with the Court no later than ten
                                          (10) days before the Confirmation
                                          Hearing and to be in form and
                                          substance acceptable to the Equity
                                          Committee.

"LIQUIDATION TRUST"                       shall mean the trust created under the
                                          Liquidation Trust Agreement and
                                          pursuant to the Plan.

"LIQUIDATION TRUST AGREEMENT"             shall mean the trust agreement, which
                                          will be filed with the Court no later
                                          than ten (10) days before the
                                          Confirmation Hearing and entered into
                                          pursuant to Article VII. of the Plan
                                          to be in form and substance acceptable
                                          to the Equity Committee.

"LIQUIDATION TRUST COMMITTEE"             shall mean the committee established
                                          pursuant to Article VII. of the Plan.

"LIQUIDATION TRUST EXPENSE FUND"          shall have the meaning ascribed to
                                          that term in section 8.13 of the Plan.

"LIQUIDATION TRUST TERMINATION DATE"      shall mean the date on which the
                                          Liquidation Trust terminates pursuant
                                          to the terms of the Liquidation Trust
                                          Agreement.

"LIQUIDATION TRUSTEE"                     shall mean the person designated by
                                          the Equity Committee and employed
                                          pursuant to the Liquidation Trustee
                                          Agreement and Liquidation Trust
                                          Employment Agreement, and all
                                          successors to such person. The
                                          Liquidation Trustee shall serve as the
                                          representative of the Debtors' estates
                                          for purposes of administering the Plan
                                          and overseeing the winding up of the
                                          Debtors' affairs and the
                                          administration of the
                                          Post-Confirmation Debtors following
                                          the Effective Date.

"NET CAUSES OF ACTION RECOVERIES"         shall mean the net recoveries from the
                                          litigation or settlement of Causes of
                                          Action, after payment of all costs and
                                          expenses incurred in litigating and
                                          settling such Causes of Action,
                                          including, but not limited to,
                                          attorneys' fees, accounting fees,
                                          expert witness fees, and all costs
                                          relating to obtaining and distributing
                                          such recoveries.

"NET PROCEEDS"                            shall mean the cash received from the
                                          sale, transfer, or collection of
                                          Property or the conversion of such
                                          Property to cash in some other manner
                                          as contemplated in this Plan, less the
                                          reasonable, necessary and customary
                                          expenses attributable to such sale,
                                          transfer, collection or conversion,
                                          property taxes, brokerage fees and
                                          commissions, collection costs and
                                          attorneys' fees and expenses. In
                                          determining Net Proceeds, only costs
                                          or expenses related to the Property in
                                          question shall be charged against the
                                          Proceeds of such Property.

"OTHER PRIORITY CLAIM"                    shall mean any Claim against the
                                          Debtors entitled to priority in
                                          payment under section 507(a) of the
                                          Bankruptcy Code other than an
                                          Administrative Claim or Priority Tax
                                          Claim.

"PERSON" shall mean a natural person, or any legal entity or organization including, without limitation, any corporation, partnership (general or limited), limited liability company, business trust, unincorporated organization or association, joint stock company, trust, association, governmental body (or any agency, instrumentality or political subdivision thereof), or any other form of legal entity.

"PETITION DATE"                           shall mean December 12, 2002, the date
                                          upon which the Debtors filed their
                                          petitions under Chapter 11 of the
                                          Bankruptcy Code.

"PLAN" shall mean this Debtors' Plan of Liquidation, all exhibits hereto and any amendments or modifications hereof.

"PLAN EXPENSES"                           shall mean all actual and necessary
                                          costs and expenses incurred after the
                                          Effective Date in connection with the
                                          administration of the Plan, including,
                                          but not limited to, the Liquidation
                                          Trustee's costs, expenses and legal
                                          fees incurred related to filing and
                                          prosecuting objections to
                                          Administrative, Priority, and Secured
                                          Claims and the wind up of the Debtors
                                          and Post-Confirmation Debtors at the
                                          direction of the Liquidation Trustee
                                          and all fees payable pursuant to
                                          section 1930 of Title 28 of the United
                                          States Code, but excluding the fees,
                                          costs and expenses of the Liquidation
                                          Trustee and any professionals retained
                                          by the Liquidation Trustee.

"POST-CONFIRMATION DEBTORS"               shall mean the Debtors in their
                                          post-Confirmation Order status.

"PRIORITY TAX CLAIM"                      shall mean any Claim for taxes against
                                          the Debtors, including without
                                          limitation any interest and penalties
                                          due thereon, entitled to priority in
                                          payment pursuant to section 507(a)(8)
                                          of the Bankruptcy Code.

"PROCEDURES ORDER"                        shall mean the Order of
                                          the Court approving, among other
                                          things, voting and solicitation
                                          procedures, the form of voting
                                          ballots, the solicitation period
                                          and the voting tabulation
                                          procedures regarding the Plan.

"PROCEEDS"                                shall mean the cash received from
                                          the sale, transfer, or collection
                                          of Property or the conversion of
                                          such Property to cash in some
                                          other manner as contemplated in
                                          this Plan, whether received
                                          before or after the Effective
                                          Date.

"PROFESSIONALS"                           shall mean those Persons (i) employed
                                          pursuant to an order of the Court in
                                          accordance with sections 327 and 1103
                                          of the Bankruptcy Code and to be
                                          compensated for services rendered
                                          prior to the Effective Date, pursuant
                                          to sections 327, 328, 329, 330 and 331
                                          of the Bankruptcy Code, or (ii) for
                                          which compensation and reimbursement
                                          has been allowed by the Court pursuant
                                          to section 503(b)(4) of the Bankruptcy
                                          Code.

"PROPERTY"                                shall mean all property of the
                                          Debtors' estates of any nature
                                          whatsoever, real or personal, tangible
                                          or intangible, previously or now owned
                                          by the Debtors, or acquired by the
                                          Debtors' estates, as defined in
                                          section 541 of the Bankruptcy Code.

"PRO RATA"                                shall mean, as of any distribution
                                          date, with respect to any Allowed
                                          Claim in any Class, the proportion
                                          that such Allowed Claim bears to the
                                          aggregate amount of all Claims,
                                          including Disputed Claims, in such
                                          Class.

"REMAINING ASSETS"                        shall mean all assets of the Debtors
                                          of any nature whatsoever, including,
                                          without limitation, property of the
                                          estate pursuant to section 541 of the
                                          Bankruptcy Code, Cash on hand on the
                                          Effective Date, claims of right,
                                          interests and property, real and
                                          personal, tangible, and intangible,
                                          including but not limited to accounts
                                          receivable or other rights to receive
                                          Proceeds, BUT EXCLUDING the Claims
                                          released pursuant to this Plan and/or
                                          the Confirmation Order.

"SCHEDULES"                               shall mean the Debtors' Schedules of
                                          Assets and Liabilities Filed pursuant
                                          to Bankruptcy Rule 1007 as they may be
                                          amended from time to time.

"SECURED CLAIM"                           shall mean all or a portion of a debt
                                          existing on the Petition Date, as
                                          finally allowed and approved by the
                                          Court, to the extent that such debt is
                                          not greater than the value of the
                                          assets of the Debtors securing such
                                          debt.

"SEC CLAIMS"                              shall mean any Claim against the
                                          Debtors filed by the Securities and
                                          Exchange Commission (the "SEC").

"SUBORDINATED INTEREST"                   shall mean any Equity Interest that is
                                          subordinated by court order or
                                          otherwise to all other Equity
                                          Interests, in respect of which a
                                          request or motion to subordinate may
                                          be filed for up to ninety (90) days
                                          after the Effective Date, unless
                                          extended by the Court.

"UNIMPAIRED"                              shall mean any Claim that is not
                                          Impaired within the meaning of section
                                          1124 of the Bankruptcy Code.

"VOTING DEADLINE"                         shall mean the deadline established by
                                          Order of the Court for receipt of
                                          Ballots voting to accept or reject the
                                          Plan.

"VOTING RECORD DATE"                      shall mean October 30, 2003.

         B. INTERPRETATION, APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION. All terms not expressly defined herein shall have the respective meanings given to such terms in section 101 of the Bankruptcy Code or as otherwise defined in applicable provisions of the Bankruptcy Code. Unless otherwise specified herein, any reference to an Entity as a holder of a Claim or Interest includes that Entity's successors, assigns and affiliates. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                  ARTICLE II.

                            SUBSTANTIVE CONSOLIDATION

         The Plan is predicated upon, and it is a condition precedent to confirmation of the Plan, that the Court provides in the Confirmation Order for, substantive consolidation of the Chapter 11 Cases of the Debtors into a single Chapter 11 Case for purposes of this Plan and the distributions hereunder. Pursuant to such Final Order, (i) all assets and liabilities of the Debtors will be merged, (ii) any obligations of any Debtor will be deemed to be one obligation of the Debtors, (iii) any claims filed or to be filed in connection with any such obligations will be deemed one claim against the Debtors, (iv) each Claim filed in the Chapter 11 Case of any Debtor will be deemed filed against the Debtors in the consolidated Chapter 11 Case, in accordance with the substantive consolidation of the assets and liabilities of the Debtors, (v) all transfers, disbursements and distributions made by any Debtor will be deemed to be made by all of the Debtors and (vi) no amount will be paid on account of Intercompany Claims. Holders of Allowed Claims in each Class shall be entitled to their Pro Rata share of assets available for distribution to such Class without regard to which Debtor was originally liable for such Claim.

                                  ARTICLE III.

               TREATMENT OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS

         3.1 CLASSIFICATION OF ADMINISTRATIVE AND PRIORITY TAX CLAIMS. Administrative Claims and Priority Tax Claims are not classified in this Plan. The treatment of and consideration to be received by holders of Allowed Administrative Claims, including, but not limited to, any and all Claims arising from Allowed Priority Tax Claims pursuant to this Article III. of the Plan, shall be in full and complete satisfaction, settlement, release and discharge of such Claims. The Debtors' obligations in respect of such Allowed Administrative and Priority Tax Claims shall be satisfied in accordance with the terms of this Plan.

         3.2 TREATMENT OF ADMINISTRATIVE CLAIMS. Except to the extent the holder of an Allowed Administrative Claim agrees otherwise, each holder of an Allowed Administrative Claim shall be paid in respect of such Allowed Claim (a) the full amount thereof in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim, or upon other agreed terms, or (b) such lesser amount as the holder of an Allowed Administrative Claim and the Debtors or the Post-Confirmation Debtors might otherwise agree.

         3.3 TREATMENT OF PRIORITY TAX CLAIMS. Each holder of an Allowed Priority Tax Claim shall be paid in respect of such Allowed Claim either (a) the full amount thereof, without post-petition interest or penalty, in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim or upon other agreed terms, or (b) such lesser amount as the holder of an Allowed Priority Tax Claim and the Debtors or the Post-Confirmation Debtors might otherwise agree.

         3.4 BAR DATE FOR ADMINISTRATIVE CLAIMS. Unless otherwise ordered by the Court, requests for payment of Administrative Claims (except for Fee Claims), must be filed and served on the Debtors, their counsel, the Liquidation Trustee and its counsel and the other notice parties set forth in the Administrative Compensation Order, no later than thirty (30) days after the Confirmation Order (the "Administrative Claim Bar Date"). Any Person that is required to file and serve a request for payment of an Administrative Claim and fails to timely file and serve such request, shall be forever barred, estopped and enjoined from asserting such Claim or participating in distributions under the Plan on account thereof. Objections to requests for payment of Administrative Claims (except for Fee Claims) must be filed and served on the Debtors, their counsel and the requesting party within thirty (30) days after the filing of such requests for payment.

         3.5 BAR DATE FOR FEE CLAIMS. Unless otherwise ordered by the Court, requests for payment of Fee Claims incurred through the Effective Date, must be filed and served on the Liquidation Trustee, its counsel and counsel to the Equity Committee no later than forty-five (45) days after the Effective Date (the "Fee Claim Bar Date"). Any Person that is required to file and serve a request for payment of a Fee Claim and fails to timely file and serve such request, shall be forever barred, estopped and enjoined from asserting such Fee Claim or participating in distributions under the Plan on account thereof. Objections to Fee Claims must be filed and served on the Debtors, their counsel, the Liquidation Trustee, and counsel to the Equity Committee, and the requesting party by the earlier of (i) 75 days after the Effective Date or (ii) 30 days after the filing of the applicable request for payment of the Fee Claim.

                                  ARTICLE IV.

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         4.1 Administrative Claims and Priority Tax Claims are unclassified. For purposes of this Plan, all other Claims and Interests are classified as follows:

         4.2      Class 1 Claims shall consist of all Other Priority Claims.

         4.3      Class 2 Claims shall consist of all Secured Claims.

         4.4      Class 3 Claims shall consist of all General Unsecured Claims.

         4.5      Class 4 Claims shall consist of the SEC Claims.

         4.6      Class 5 Claims shall consist of the Class Action Claims.

         4.7 Class 6 Interests shall consist of all Interests in the Debtors, other than the Subordinated Interests.

         4.8      Class 7 Interests shall consist of all Subordinated Interests.

                                   ARTICLE V.

                        TREATMENT OF CLAIMS AND INTERESTS

         5.1 DISCHARGE OF CLAIMS AND INTERESTS. The treatment of and consideration to be received by holders of Allowed Claims and Interests pursuant to this Article V. of the Plan shall be in full and complete satisfaction, settlement, release, discharge of and in exchange for such Claims and Interests. The Debtors' obligations in respect of such Claims and Interests shall be satisfied in accordance with the terms of this Plan.

         5.2 TREATMENT OF CLASS 1 CLAIMS - OTHER PRIORITY CLAIMS. Class 1 Claims are Unimpaired. The legal, contractual and equitable rights of each Allowed Class 1 Claim shall be left unaltered. Payment in full in Cash shall be made to the holders of Allowed Class 1 Claims as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim, or paid upon other agreed terms. The holders of Claims in this Class are not entitled to vote.

         5.3 TREATMENT OF CLASS 2 CLAIMS - SECURED CLAIMS. Class 2 Secured Claims are Unimpaired. To the extent there are any Claims in this Class, each such Claim shall be deemed to be a separate subclass. The Claims of each holder of an Allowed Secured Claim shall, at the option of the Liquidation Trust, (i) receive the collateral securing such Secured Claim, (ii) be paid Cash in an amount equal to such Allowed Secured Claim, including any interest on such Allowed Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (iii) receive such other treatment as shall be agreed to between the holder of an Allowed Secured Claim and the Liquidation Trust. The holders of Claims in this Class, if any, are not entitled to vote.

         5.4 TREATMENT OF CLASS 3 GENERAL UNSECURED CLAIMS. Class 3 Claims are Impaired. Each holder of an Allowed Class 3 General Unsecured Claim shall receive, in full satisfaction of such Claim, Cash in amount equal to 100% of such holders' Allowed Class 3 General Unsecured Claim. The holders of Claims in this Class are entitled to vote.

         5.5 TREATMENT OF CLASS 4 SEC CLAIMS. Class 4 SEC Claims are Impaired. For purposes of this Plan only, the SEC has agreed that distribution on its claims, if any, will be made after payment in full of Allowed Class 3 General Unsecured Claims. No distributions will be made to Classes 5 or 6 until such time as the SEC Claims are finally resolved (either by agreement; by voluntary withdrawal of any SEC Claims; or by final court order). The SEC's staff has indicated that a voluntary resolution of the SEC Claims will depend, in part, on the allocation of distributions between Classes 5 and 6. Class 4 SEC Claims are entitled to vote.

         5.6 TREATMENT OF CLASS 5 CLASS ACTION CLAIMS. Class 5 Class Action Claims are Impaired. Pursuant to section 510(b) of the Bankruptcy Code, each holder of an Allowed Class 5 Class Action Claim shall receive Cash in an amount equal to such holder's Classes 5 and 6 Pro Rata Share of the Classes 5 and 6 Distribution Amount; however, no distribution will be made to Class 5 until the Class 4 SEC claims are resolved. The holders of Claims in this Class are entitled to vote.

         5.7 TREATMENT OF CLASS 6 INTERESTS. Class 6 Interests are Impaired. Each holder of an Allowed Class 6 Interest shall receive Cash in an amount equal to such holder's Classes 5 and 6 Pro Rata Share of the Classes 5 and 6 Distribution Amount; however, no distribution will be made to Class 6 interests until the Class 4 SEC claims are resolved. On the Effective Date, all Class 6 Interests shall be deemed cancelled, null and void and of no force and effect. The holders of Class 6 Interests are entitled to vote.

         5.8 TREATMENT OF CLASS 7 SUBORDINATED INTERESTS. Class 7 Interests are Impaired. The holders of Class 7 Interests shall receive no distributions whatsoever on account of such Class 7 Interests. All Class 7 Interests shall be cancelled on the Effective Date. As the holders of Class 7 Interests are receiving no distributions, they are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

                                  ARTICLE VI.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

         6.1 CORPORATE ACTION. On the Effective Date and automatically and without further action, (i) each existing member of the Board of Directors of the Debtors will resign or be terminated by the Liquidation Trustee and (ii) the Liquidation Trust shall be deemed the sole shareholder, officer and director of the Post-Confirmation Debtors. The Liquidation Trust will administer the Plan. All actions taken under the Plan in the name of the Post-Confirmation Debtors shall be taken through the Liquidation Trust.

         6.2 LIQUIDATION TRUSTEE. On the Effective Date, the Liquidation Trust shall begin acting for the Post-Confirmation Debtors in the same fiduciary capacity as applicable to a board of directors, subject to the provisions hereof. The Liquidation Trustee shall not be liable for any action he takes or omits to take that he believes in good faith to be authorized or within his rights or powers unless it is ultimately and finally determined by the Court that such action or inaction was the result of gross negligence or willful misconduct. All distributions to be made to holders of Allowed Claims and Allowed Interests under the Plan shall be made by the Liquidation Trust, who shall deposit and hold all Cash and other Property in trust for the benefit of holders of such Allowed Claims (including Professionals). Subject to the foregoing, the duties and powers of the Liquidation Trust shall include the following:

                  (a) To exercise all power and authority that may be exercised, commence all proceedings that may be commenced and take all actions that may be taken by any officer, director or shareholder of the Post-Confirmation Debtors with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including consummating the Plan and all transfers thereunder on behalf of the Post-Confirmation Debtors;

                  (b) To maintain all accounts, invest cash of the Post-Confirmation Debtors, make interim and final distributions and take other actions consistent with the Plan, including the maintenance of appropriate reserves, in the name of the Debtors or Post-Confirmation Debtors;

                  (c) To take all steps necessary to wind up the affairs of the Debtors and Post-Confirmation Debtors and to terminate the corporate existence of each Debtor;

                  (d) To prosecute, compromise or settle objections to Claims and Interests, including Administrative Claims, Priority Tax Claims, Other Priority Claims, Secured Claims, General Unsecured Claims, and Class Action Claims (disputed or otherwise);

                  (e) To make decisions regarding the retention or engagement of Professionals or other Persons by the Post-Confirmation Debtors and to pay, without court order, all reasonable fees and expenses incurred after the Effective Date;

                  (f) To sell or otherwise transfer for value the Remaining Assets;

                  (g) To file with the Court the reports and other documents required by the Plan or otherwise required to close the Chapter 11 Cases;

                  (h) To prepare and file tax and other informational returns for the Debtors and Post-Confirmation Debtors;

                  (i) To set off amounts owed to the Debtors or Post-Confirmation Debtors against any and all amounts otherwise due to be distributed to the holder of an Allowed Claim under the Plan;

                  (j) To abandon any property constituting the Remaining Assets of the Debtors or Post-Confirmation Debtors that cannot be sold or otherwise disposed of for value and whose distribution to holders of Allowed Class 5 Claims and Class 6 Interests would not be feasible or cost-effective in the reasonable judgment of the Liquidation Trustee;

                  (k) To provide for storage and destruction of records provided that all records potentially relevant or discoverable in the class action captioned IN RE: ACTRADE FINANCIAL TECHNOLOGIES LTD. SECURITIES LITIGATION referred to in Section V.C. of the Disclosure Statement shall be preserved until final resolution of the action or further order of the Bankruptcy Court; and

                  (l) To take all other actions not inconsistent with the provisions of the Plan which the Liquidation Trustee deems reasonably necessary or desirable in connection with the administration of the Plan.

         6.3 INVESTMENTS. All Cash held by the Liquidation Trust in any accounts or otherwise shall be invested in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Court.

         6.4 RESIGNATION, DEATH OR REMOVAL. Upon application and for good cause shown and upon prior notice to the Liquidation Trust Committee, the Court may remove the Liquidation Trustee from his role as Liquidation Trustee. In the event of the resignation or removal, death or incapacity of the Liquidation Trustee, the Liquidation Trust Committee shall designate another Person to become Liquidation Trustee and thereupon the successor Liquidation Trustee, without any further act, shall become fully vested with all of the rights, powers, duties and obligations of his predecessor under terms to be agreed by the Liquidation Trust Committee. In the event of the resignation of the Liquidation Trustee, the Liquidation Trustee shall remain as the Liquidation Trustee until such time as the Court designates a successor.

         6.5 WINDING UP AFFAIRS. Following the Confirmation Date, the Post-Confirmation Debtors shall not engage in any business activities or take any actions, except those necessary to effectuate the Plan, including, but not limited to, (i) selling, transferring, liquidating or abandoning the Remaining Assets for the benefit of holders of Allowed Claims and Interests, and (ii) winding up the affairs of the Debtors. On and after the Effective Date, the Liquidation Trustee may, in the name of the Debtors or Post-Confirmation Debtors, take such actions without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than any restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Liquidation Trustee may, without application to or approval of the Court, pay the charges that it incurs after the Effective Date for Professional fees and expenses that, but for the occurrence of the Effective Date, would constitute Administrative Claims.

         6.6 RELEASE OF LIENS. Except as otherwise provided in the Plan or in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against the property of the Debtors' estates shall be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests shall revert to the Post-Confirmation Debtors and their successors and assigns.

         6.7 DISSOLUTION OF THE DEBTORS. After the Effective Date, pursuant to applicable state law, the Debtors shall dissolve (at such time as deemed appropriate), the separate corporate existence of the Debtors shall cease, and the Debtors' Equity Interests shall be cancelled. On such date, all corporate action required of the Debtors to implement such dissolution and cancellation shall be deemed to have occurred and be effective and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of the Debtors or any other Person.

         6.8 ASSIGNMENT OF CAUSES OF ACTION. On the Effective Date and without further order of the Court, the Causes of Action shall be transferred to the Liquidation Trust for the purpose of settling, litigating and liquidating the Causes of Action for the benefit of the holders of Allowed Claims and Interests. The Liquidation Trustee may pursue, settle or release all retained rights of action, as appropriate, in accordance with the best interest of and for the benefit of the holders of Allowed Claims and Allowed Interests.

                                  ARTICLE VII.

                                LIQUIDATION TRUST

         7.1 TRANSFER BY DEBTORS TO LIQUIDATION TRUST. On the Effective Date, the Debtors shall transfer to the Liquidation Trust (i) all rights, title and interest in the Causes of Action free of all liens, claims and encumbrances and (ii) the Remaining Assets free of all liens, claims and encumbrances. Such transfer shall be deemed completed and enforceable by the Liquidation Trust as against any Person or Entity without the necessity of execution and/or delivery of any assignment, conveyance or similar document and notwithstanding any restriction or prohibition on the transfer or assignment of any of the Causes of Action or Remaining Assets arising under agreement or non-bankruptcy law.

         7.2 RATIFICATION. On the Effective Date, each holder of Claims or Interests in Classes 1 through 7 will be deemed to have ratified and become bound by the terms of the Liquidation Trust Agreement.

         7.3 LIQUIDATION OF LIQUIDATION TRUST ASSETS. The Liquidation Trust shall pursue, litigate or settle the Causes of Action in accordance with the Plan and the Liquidation Trust Agreement and pay all associated costs.

         7.4 FUNDING OF LIQUIDATION TRUST. On the Effective Date, an amount to be determined by the Liquidation Trust Committee shall be transferred to the Liquidation Trust (the "Liquidation Trust Expense Fund") to be used by the Liquidation Trust to fund all purposes of the Liquidation Trust and make distributions in accordance with the Plan to holders of Allowed

Class 5 Claims and Class 6 Interests. No distributions will be made until the Liquidation Trust establishes appropriate reserves, in his sole and absolute authority.

         7.5 POWERS. By the vote of the majority of the Liquidation Trust Committee, the rights, powers and duties of the Liquidation Trust are set forth in the Liquidation Trust Agreement, which is incorporated herein by reference and shall include, but not be limited to, (a) prosecution, collection, compromise and settlement of the Causes of Action and (b) prosecution, compromise and settlement of objections to any disputed Claims and Interests, on behalf of the Liquidation Trust and/or the Post-Confirmation Debtors. Such rights, powers and duties granted to the Liquidation Trustee as set forth in the Liquidation Trust Agreement shall vest without the need to obtain further Court approval. The Liquidation Trustee shall act and serve at the discretion, and subject to the governance of, the Liquidation Trust Committee. The Liquidation Trustee shall be authorized to take any action authorized and directed by the Liquidation Trust Committee in accordance with the Liquidation Trust Agreement.

         7.6 COMPENSATION. The Liquidation Trustee and his retained professionals shall be compensated out of the Liquidation Trust's Liquidation Trust Expense Fund pursuant to the Liquidation Trust Agreement to be filed with the Court no later than ten (10) days prior to the Confirmation Hearing.

         7.7 APPOINTMENT OF SUCCESSOR LIQUIDATION TRUSTEE. In the event of the resignation or removal, death or incapacity of the Liquidation Trustee, the Liquidation Trust Committee shall designate another Person to become Liquidation Trustee. Any such successor to the Liquidation Trustee shall be bound by the provisions of the Plan, the Liquidation Trust Agreement and the Confirmation Order

         7.8 TERMINATION OF LIQUIDATION TRUSTEE. After the Effective Date, and upon final resolution and collection of all Causes of Action, reconciliation of all Claims, distribution of all Cash and proceeds of the foregoing, and any other action necessary under this Plan to wind down or dissolve the Liquidation Trust, the Liquidation Trustee and the Liquidation Trust Committee shall be relieved of further responsibility. Prior to being relieved of its obligations, the Liquidation Trustee shall distribute to holders of Allowed Class 5 Claims and Class 6 Interests in accordance with the Plan the portion of Liquidation Trust Expense Fund not used to fund the operations of the Liquidation Trust.

         7.9 CREATION OF LIQUIDATION TRUST COMMITTEE. The Liquidation Trust Committee shall be formed and constituted on the Effective Date. The Liquidation Trust Committee shall consist of the current members of the Equity Committee and govern all aspects of the Liquidation Trust and all activities of the Liquidation Trustee in all instances, in their sole and absolute discretion, exercising their business judgment but subject to the provisions of the Liquidation Trust Agreement.

         7.10 APPOINTMENT OF SUCCESSOR LIQUIDATION TRUST COMMITTEE MEMBER. In the event that a Liquidation Trust Committee member sells, transfers or assigns any right to or interest in its Class 6 Interest, no longer holds an Allowed Interest in Class 6, dies, resigns, becomes incapacitated or otherwise fails or refuses to serve, said member shall be immediately removed from the Liquidation Trust Committee. The remaining Liquidation Trust Committee members may elect a replacement member from among the remaining holders of Allowed Interests.

         7.11 RESPONSIBILITIES OF LIQUIDATION TRUST COMMITTEE. The Liquidation Trust Committee shall have such other powers and responsibilities as set forth in this Plan and the Liquidation Trust Agreement, which is incorporated herein by reference.

         7.12 CONFLICT OF INTEREST OF MEMBER OF LIQUIDATION TRUST COMMITTEE. A Liquidation Trust Committee member shall recuse itself from participation in decision making by the Liquidation Trust Committee on matters in which such member has a conflict of interest.

         7.13 DURATION OF LIQUIDATION TRUST COMMITTEE. The Liquidation Trust Committee shall remain in existence until such time as the final distributions to holders of Allowed Claims and Allowed Interests in Classes 5 through 6 under the Liquidation Trust Agreement have been made by the Liquidation Trustee, and until all other activities under the Liquidation Trust Agreement and this Plan have been discharged.

         7.14 COMPENSATION AND EXPENSES. The members of the Liquidation Trust Committee shall serve without compensation for their performance of services as members of the Liquidation Trust Committee, except that they shall be entitled to reimbursement of reasonable expenses by the Liquidation Trust.

         7.15 LIABILITY, INDEMNIFICATION. Neither the Liquidation Trust Committee, nor any of its members, designees, attorneys, accountants and other professionals, nor any duly designated agent or representative of the Liquidation Trust Committee, or their respective employees, shall be liable for the act or omission of any other member, designee, agent, or representative of the Liquidation Trust Committee, nor shall any member be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Liquidation Trust Committee, other than acts or omissions resulting from such member's willful misconduct or gross negligence. The Liquidation Trust Committee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with counsel, accountants and its agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such professionals, other than acts or omissions resulting from such member's willful misconduct or gross negligence. Notwithstanding such authority, the Liquidation Trust Committee shall be under no obligation to consult with counsel, accountants or its agents, and its determination to not do so shall not result in the imposition of liability on the Liquidation Trust Committee, or its members and/or designees, unless such determination is based on willful misconduct or gross negligence. The Liquidation Trust shall indemnify and hold harmless the Liquidation Trust Committee and its members, designees, and professionals, and any duly designated agent or representative thereof (in their capacity as such), from and against and in response to any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than as a result of their willful misconduct or gross negligence, with respect to the implementation or administration of the Plan.

                                 ARTICLE VIII.

          PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN

         8.1 VOTING OF CLAIMS AND INTERESTS. Each holder of record as of the Voting Record Date of an Allowed Claim or Interest in an Impaired Class of Claims or Interests set forth in Article V. hereof shall be entitled to vote separately to accept or reject the Plan with regard to each Impaired Class of Claims or Interests as provided in the Procedures Order. If the Debtor objects to a Claim, the Claim becomes a Disputed Claim. The holder of a Disputed Claim or Interest is not entitled to vote on the Plan unless the Debtor or such holder of the Disputed Claim or Interest obtains an order of the Court estimating the amount of the Disputed Claim or Interest for voting purposes. If the Debtor does not object to a Claim or Interest prior to the date on which the Disclosure Statement and the Ballot are transmitted to Creditors and Interest holders for voting, then the holder of such Claim will be permitted to vote on the Plan in the full amount of the Claim or Interest as filed.

         8.2 ELIMINATION OF VACANT CLASSES. Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or Interest or a Claim temporarily allowed under Bankruptcy Rule 3018 or as to which no vote is cast shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

         8.3 NONCONSENSUAL CONFIRMATION. If any Impaired Class of Claims or Interests entitled to vote shall not accept the Plan by the requisite statutory majorities provided in section 1126(c) of the Bankruptcy Code, then the Debtors reserve the right to amend the Plan in accordance with sections 12.1, 12.2 and
12.3 hereof or to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both.

         8.4 DISTRIBUTION TO CLASS 3 CLAIMS. On the Effective Date or as soon thereafter as is practicable, the Liquidation Trustee shall make a Cash distribution to holders of Allowed Class 3 Claims.

         8.5 DISTRIBUTION TO CLASS 5 CLAIMS AND CLASS 6 INTEREST. As soon as is practicable after the Class 4 SEC Claims and then Class 5 Class Action Claims are resolved, the Liquidation Trustee shall make a Cash distribution to holders of Allowed Claims and Interests in Classes 5 and 6. The initial distribution to Classes 5 and 6 (the "Initial Classes 5 and 6 Distribution") shall equal the difference between Cash on hand at the time of distribution on the Effective Date and the sum of (i) the reserves set forth below for Disputed Administrative Claims, Disputed Priority Tax Claims and Disputed Other Priority Claims described in section 8.11 below, (ii) the amounts to be paid on the Effective Date or as soon thereafter as practicable to holders of Allowed Administration Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed Class 2 and Class 3 Claims, (iii) the Liquidation Trust Expense Fund described in section 7.4 above, (iv) the Reserve for Administrative Claims described in section 8.7 below, (v) the Reserve for Disputed Class 3 General Unsecured Claims and Certain Costs described in section 8.13 below and
(vi) the reserve for Fee Claims described in 8.12 below. At various intervals thereafter, the Net Proceeds of the Remaining Assets shall be distributed to the holders of Allowed Claims and Allowed Interests in Classes 5 and 6. Any distribution on account of the Actrade Securities Litigation Claim shall be deposited into an escrow account subject to the jurisdiction and control of the Court in the Actrade Securities Litigation.

         8.6 RESERVE FOR ADMINISTRATIVE CLAIMS. On or as soon as practicable after the Effective Date, the Liquidation Trustee shall establish and maintain a reserve (the "Administrative Claims Reserve") from the Cash on hand on the Effective Date for Administrative Claims that may be asserted prior to or on the Administrative Claims Bar Date. As soon as practicable after the Administrative Claims Bar Date, the Liquidation Trustee shall release and distribute to holders of Allowed Claims and Allowed Interest in Classes 5 and 6 in accordance with the Plan the portion of the Administrative Claims Reserve not required to either (i) pay such Allowed Administrative Claims or (ii) be set aside as part of the Reserve for Disputed Administrative Claims under section
8.11 of the Plan.

         8.7 OBJECTIONS TO CLAIMS. Objections to Claims shall be Filed and served upon each affected Creditor no later than ninety (90) days after the Effective Date, provided, however, that this deadline may be extended by the Court upon motion of the Liquidation Trustee, with notice to the United States Trustee and with or without notice to Creditors. Notwithstanding the foregoing, unless an order of the Court specifically provides for a later date (including, but not limited to, under sections 3.4, 3.5 and 9.2 of the Plan), any proof of claim filed after the Confirmation Date shall be automatically disallowed as a late filed claim, without any action by the Liquidation Trustee, unless and until the party filing such Claim obtains the written consent of the Liquidation Trustee to file such Claim late or obtains an order of the Court upon notice to the Liquidation Trustee that permits the late filing of the Claim. In the event any proof of claim is permitted to be filed after the Confirmation Date, the Liquidation Trustee shall have 60 days from the date of such written consent or order to object to such Claim, which deadline may be extended by the Court upon motion of the Liquidation Trustee with notice to the United States Trustee, but otherwise without notice or hearing.

         8.8 LITIGATION OF CLAIMS. Subject to Court approval, objections to Claims may be litigated to judgment, settled or withdrawn.

         8.9 DISTRIBUTION OF OBJECTED CLAIMS. Distributions with respect to and on account of Claims to which objections have been filed will be made as soon as practicable after an order, judgment, decree or settlement agreement with respect to such Claim becomes a Final Order and such Claim becomes an Allowed Claim, and the applicable Creditor shall not receive interest on its Allowed Claim.

         8.10 RESERVES FOR DISPUTED ADMINISTRATIVE, PRIORITY TAX AND OTHER PRIORITY CLAIMS. On and after the Effective Date, the Liquidation Trustee, in consultation with the Liquidation Trust Committee, shall establish and maintain reserves for all Disputed Administrative Claims, Disputed Priority Tax Claims and Disputed Other Priority Claims. For purposes of establishing a reserve for Disputed Administrative, Disputed Priority Tax and Disputed Other Priority Claims, Cash will be set aside from Cash on hand on the Effective Date equal to the amount that would have been distributed to the holders of Disputed Administrative, Disputed Priority Tax, and Disputed Other Priority Claims had their Disputed Claims been deemed Allowed Claims on the Effective Date or on the Administrative Claims Bar Date or such other amount as may be approved by the Court upon motion of the Debtors or Post-Confirmation Debtors. With respect to such Disputed Claims, if, when, and to the extent any such Disputed Claim becomes an Allowed Claim by Final Order, the relevant portion of the Cash held in reserve therefor shall be distributed by the Liquidation Trustee to the Claimant in a manner consistent with distributions to similarly situated Allowed Claims. The balance of such Cash, if any remaining after all Disputed Administrative, Disputed Priority Tax, and Disputed Other Priority Claims have been resolved, shall be distributed to holders of Allowed Claims and Interests in Classes 5 and 6. At quarterly intervals commencing ninety (90) days from the Effective Date, the Liquidation Trustee shall release any amount held in reserve on account of any Disputed Administrative, Priority Tax or Other Priority Claim that has been disallowed by Final Order during the preceding ninety (90) day period. No payments or distributions shall be made with respect to a Claim which is a Disputed Claim pending the resolution of the dispute by Final Order.

         8.11 RESERVE FOR FEE CLAIMS. On the Effective Date, the Liquidation Trustee, in consultation with the Liquidation Trust Committee, shall establish and maintain reserves for payment of estimated unpaid Fee Claims. For purposes of establishing a reserve for Fee Claims, Cash will be set aside from the Cash on hand on the Effective Date in an amount equal to the amount that the Debtors anticipate will be incurred for fees and expenses by Professionals retained in the Chapter 11 Cases up to and including the Effective Date. If, when, and to the extent any such Fee Claims become Allowed Claims by Final Order, the relevant portion of the Cash held in reserve therefor shall be distributed by the Liquidation Trustee to the Professional in a manner consistent with distribution to similarly situated Allowed Claims or as set forth in such Final Order approving the Fee Claim. The balance of such Cash, if any remaining after all Fee Claims have been resolved and paid, shall be distributed to the holders of Allowed Claims and Interests in Classes 5 and 6. No payments or distributions shall be made with respect to a Fee Claim until such Fee Claim is Allowed by Final Order.

         8.12 RESERVES FOR DISPUTED CLASS 3 GENERAL UNSECURED CLAIMS AND CERTAIN COSTS. On and after the Effective Date, the Liquidation Trustee, in consultation with the Liquidation Trust Committee, shall establish and maintain reserves for all Disputed Class 3 General Unsecured Claims. For purposes of establishing a reserve for Disputed Class 3 General Unsecured Claims, Cash will be set aside from Cash on hand on the Effective Date equal to the amount that would have been distributed to the holders of Disputed Class 3 General Unsecured Claims had their Disputed Claims been deemed Allowed Claims on the Effective Date or such other amount as may be approved by the Court upon motion of the Debtors or Post-Confirmation Debtors. With respect to such Disputed Claims, if, when, and to the extent any such Disputed Claim becomes an Allowed Claim by Final Order, the relevant portion of the Cash held in reserve therefor shall be distributed by the Liquidation Trustee to the Claimant in a manner consistent with distributions to similarly situated Allowed Claims. The balance of such Cash, if any remaining after all Disputed Class 3 General Unsecured Claims have been resolved, shall be distributed to the holders of Allowed Claims and Interests in Classes 5 and 6. At quarterly intervals commencing ninety (90) days from the Effective Date, the Liquidation Trustee shall release any amount held in reserve on account of any Disputed Class 3 General Unsecured Claims that has been disallowed by Final Order during the preceding ninety (90) day period. No payments or distributions shall be made with respect to a Claim which is a Disputed Claim pending the resolution of the dispute by Final Order.

         8.13 RESERVES FOR DISPUTED CLASS 5 CLAIMS, DISPUTED CLASS 6 INTERESTS AND CERTAIN COSTS. Prior to any distributions to the holders of Allowed Class 5 Claims and Allowed Class 6 Interests, the Liquidation Trustee shall establish and maintain reserves out of the Classes 5 and 6 Distribution Amount for all Disputed Class 5 Claims, Disputed Class 6 Interests and for expenses (the "Liquidation Trust Expense Fund") the Liquidation Trustee reasonably deems necessary to (a) litigate and settle Causes of Action, including, but not limited to, attorneys' fees, accounting fees, expert witness fees, and all costs relating to obtaining and distributing such recoveries, and
(b) pay any and all fees, costs or expenses of the Liquidation Trust, the Liquidation Trustee, the Liquidation Trust Committee and any professionals retained by the Liquidation Trustee. With respect to such Disputed Class 5 Claims and Disputed Class 6 Interests, if, when, and to the extent any such Disputed Class 5 Claim or Disputed Class 6 Interest becomes an Allowed Class 5 Claim or Disputed Class 6 Interest by Final Order, the relevant portion of the Cash held in reserve therefor shall be distributed by the Liquidation Trustee to the Claimant in a manner consistent with distributions to similarly situated Allowed Class 5 Claims or Class 6 Interests. The balance of such Cash, if any, remaining after all Disputed Claims and Interests have been resolved and the costs of the Liquidation Trustee have been fully paid, shall be distributed Pro Rata to all holders of Allowed Class 5 Claims and Allowed Class 6 Interests. No payments or distributions shall be made with respect to a Claim that is a Disputed Claim pending the resolution of the dispute by Final Order. Notwithstanding anything else herein, the Liquidation Trustee shall not be required to make distributions to holders of Allowed Class 5 Claims and Allowed Class 6 Interests until objections to Disputed Class 5 Claims and Disputed Class 6 Interests have been resolved. Any distribution on account of the Class Action Claim shall be deposited into an escrow account subject to the jurisdiction and control of the Court in the Actrade Securities Litigation.

         8.14 UNCLAIMED PROPERTY. If any distribution remains unclaimed for a period of ninety (90) days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the holder of an Allowed Claim, Allowed Interest, Allowed Administrative, Priority Tax, Secured Claim, or Other Priority Claim entitled thereto, such unclaimed property shall be forfeited by such holder, whereupon all right, title and interest in and to the unclaimed property shall be held in reserve by the Liquidation Trustee to be distributed Pro Rata to holders of Allowed Class 5 Claims and Allowed Class 6 Interests in accordance with this Plan.

         8.15 WITHHOLDING TAXES. Any federal, state, or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

         8.16 FRACTIONAL CENTS. Any other provision of this Plan to the contrary notwithstanding, no payment of fractions of cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

         8.17 PAYMENTS OF LESS THAN TEN DOLLARS. If a cash payment otherwise provided for by this Plan with respect to an Allowed Claim or Allowed Interest would be less than ten ($10.00) dollars (whether in the aggregate or on any payment date provided in this Plan), notwithstanding any contrary provision of this Plan, the Liquidation Trustee shall not be required to make such payment and such funds shall be otherwise distributed to holders of Allowed Claims in accordance with Article V. of the Plan.

         8.18 SETOFFS. Except as otherwise provided for herein with respect to Claims released by the Debtors and their estates pursuant to this Plan and the Confirmation Order, the Liquidation Trustee may, but shall not be required to, set off against any Claim and the payments to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever the Debtors or their estate may have against the Creditor, but neither the failure to do so nor the allowance of a Claim hereunder shall constitute a waiver or release by the Debtors or their estates of any Claim they may have against the Creditor.

                                  ARTICLE IX.

                    UNEXPIRED LEASES AND EXECUTORY CONTRACTS

         9.1 Any and all pre-petition leases or executory contracts not previously rejected by the Debtors, unless specifically assumed pursuant to orders of the Court prior to the Confirmation Date or the subject of a motion to assume or assume and assign pending on the Confirmation Date, shall be deemed rejected by the Debtors on the Confirmation Date.

         9.2 All proofs of claim with respect to claims arising from the rejection of executory contracts or leases shall, unless another order of the Court provides for an earlier date, be Filed with the Court within thirty (30) days after the mailing of notice of entry of the Confirmation Order. All proofs of claim with respect to claims arising from the rejection of executory contracts shall be treated as Class 3 General Unsecured Claims for purposes of a distribution pursuant to the Plan, unless and until the party asserting such Claim obtains an order of the Court upon notice to (a) the Post-Confirmation Debtors, and (b) the Equity Committee or the Liquidation Trustee that allows the Claims in another Class under the Plan. Unless otherwise permitted by Final Order, any proof of claim that is not Filed prior to the Confirmation Date (other than those claims arising from the rejection of executory contracts or leases which may be filed within 30 days after mailing of the notice of entry of Confirmation Order as set forth above) shall automatically be disallowed as a late filed claim, without any action by the Post-Confirmation Debtors, and the holder of such Claim shall be forever barred from asserting such Claim against the Debtors, their estates or property or the Post-Confirmation Debtors.

                                   ARTICLE X.

                            EFFECTIVENESS OF THE PLAN

         10.1 CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN. The Plan shall not become effective unless and until each of the following conditions has been satisfied or waived:

                  (a) The Court shall have entered the Confirmation Order in form and substance satisfactory to the Debtors; and

                  (b)      The Confirmation Order shall have become a Final
Order.

         10.2 WAIVER OF CONDITIONS. The Debtors may at any time, without notice or authorization of the Court, upon consent of the Equity Committee, waive the conditions set forth in section 10.1(b) above. The Debtors reserve the right to assert that any appeal from the Confirmation Order shall be moot after consummation of the Plan.

         10.3 EFFECT OF FAILURE OF CONDITIONS. In the event that the condition specified in section 10.1(b) of the Plan has not occurred or been waived on or before sixty (60) days after the Confirmation Date, the Confirmation Order may be vacated upon order of the Court after motion made by the Debtors or any party in interest and an opportunity for parties in interest, including the Equity Committee, to be heard.

                                  ARTICLE XI.

                            RETENTION OF JURISDICTION

         11.1 Following the Confirmation Date and until such time as all payments and distributions required to be made and all other obligations required to be performed under this Plan have been made and performed by the Liquidation Trustee, the Court shall retain jurisdiction as is legally permissible, including, without limitation, for the following purposes:

                  (a) CLAIMS AND INTERESTS. To determine the allowance, classification, priority or subordination of Claims and Interests against the Debtors upon objection by the Liquidation Trustee or any other party in interest;

                  (b) INJUNCTION, ETC. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Court in the Chapter 11 Cases on or before the Effective Date with respect to any Entity;

                  (c) PROFESSIONAL FEES. To determine any and all applications for allowance of compensation and expense reimbursement of Professionals for periods before the Effective Date, as provided for in the Plan;

                  (d) CERTAIN PRIORITY CLAIMS. To determine the allowance and classification of any Priority Tax Claims, Other Priority Claims, Administrative Claims or any request for payment of an Administrative Claim;

                  (e) DISPUTE RESOLUTION. To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and/or

Confirmation Order and the making of distributions hereunder and thereunder, including, without limitation, any dispute concerning payment of professional fees and expenses of the Liquidation Trustee;

                  (f) EXECUTORY CONTRACTS AND UNEXPIRED LEASES. To determine any and all motions for the rejection, assumption, or assignment of executory contracts or unexpired leases, and to determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

                  (g) ACTIONS. To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in the Chapter 11 Cases by or on behalf of the Debtors, including, but not limited to, the Causes of Action commenced by the Liquidation Trustee, and any remands;

                  (h) GENERAL MATTERS. To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code;

                  (i) PLAN MODIFICATION. To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

                  (j) AID CONSUMMATION. To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Entity, to the full extent authorized by the Bankruptcy Code;

                  (k) PROTECT PROPERTY. To protect the Property of the Debtors and Post-Confirmation Debtors and Property transferred to the Liquidation Trust pursuant to the Plan from adverse Claims or interference inconsistent with this Plan, including to hear actions to quiet or otherwise clear title to such property based upon the terms and provisions of this Plan or to determine a purchaser's exclusive ownership of claims and causes of actions retained under this Plan;

                  (l) ABANDONMENT OF PROPERTY. To hear and determine matters pertaining to abandonment of Property of the estates or the Liquidation Trust;

                  (m) IMPLEMENTATION OF CONFIRMATION ORDER. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; and

                  (n) FINAL ORDER. To enter a final order closing the Chapter 11 Cases.

                                  ARTICLE XII.

                            MISCELLANEOUS PROVISIONS

         12.1 PRE-CONFIRMATION MODIFICATION. On notice to and with an opportunity to be heard by the United States Trustee and the Equity Committee, the Plan may be altered, amended or modified by the Debtors before the Confirmation Date as provided in section 1127 of the Bankruptcy Code.

         12.2 POST-CONFIRMATION IMMATERIAL MODIFICATION. With the approval of the Court and on notice to and an opportunity to be heard by the United States Trustee and the Liquidation Trust Committee and without notice to all holders of Claims and Interests, the Debtors or Post-Confirmation Debtors may, insofar as it does not materially and adversely affect the interest of holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of this Plan.

         12.3 POST-CONFIRMATION MATERIAL MODIFICATION. On notice to and with an opportunity to be heard by the United States Trustee and the Liquidation Trust Committee, the Plan may be altered or amended after the Confirmation Date by the Debtors or Post-Confirmation Debtors in a manner which, in the opinion of the Court, materially and adversely affects holders of Claims, provided that such alteration or modification is made after a hearing and otherwise meets the requirements of section 1127 of the Bankruptcy Code.

         12.4 WITHDRAWAL OR REVOCATION OF THE PLAN. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, then the Plan shall be deemed null and void.

         12.5     PAYMENT OF STATUTORY FEES. All fees payable pursuant to
section 1930 of Title 28 of the United States Code shall be paid on the Effective Date (if due) or by the Liquidation Trustee when otherwise due out of the reserve set aside on the Effective Date by the Liquidation Trustee to fund Plan Expenses.

         12.6 ROLE OF THE EQUITY COMMITTEE. Upon the Effective Date, the appointment and existence of the Equity Committee shall terminate for all purposes.

         12.7 SUCCESSORS AND ASSIGNS. The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Entities.

         12.8 TERMINATION OF 401(K) PLAN. Any section 401(k) savings plans maintained by the Debtors for their employees is in the process of being terminated by the Debtors in accordance with applicable law.

         12.9 TERM OF INJUNCTIONS OR STAYS. Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         12.10 RELEASES. On the Effective Date, the Debtors and each of their subsidiaries, on behalf of themselves and their estates, shall be deemed to release unconditionally the Debtors' current officers (and the Debtors' former Chief Executive Officer, Richard McCormick), directors and employees, advisors, attorneys, financial advisors, accountants, other professionals, the Equity Committee Members, counsel to the Equity Committee and financial advisors to the Equity Committee, from any and all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases or the Plan; PROVIDED, HOWEVER, that the foregoing release shall not apply to any action or omission that constitutes gross negligence or willful misconduct and, PROVIDED, FURTHER, that with respect to the Debtors' professionals, the foregoing release shall only apply to professionals who were retained by the Debtors in their Chapter 11 Cases.

         On the Effective Date, each holder of a Claim or Equity Interest, of any nature, shall be deemed to release unconditionally the Debtors' officers (and the Debtors' former Chief Executive Officer, Richard McCormick), directors, employees, advisors, attorneys, financial advisors, accountants, other professionals, the Equity Committee members, counsel to the Equity Committee and financial advisors to the Equity Committee, from any and all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases or the Plan; PROVIDED, HOWEVER, that the foregoing release shall not apply to any action or omission that constitutes gross negligence or willful misconduct and, PROVIDED, further, that with respect to the Debtors' professionals, the foregoing release shall only apply to professionals who were retained by the Debtors in their Chapter 11 Cases.. Notwithstanding anything to the contrary herein, this Plan shall not release or discharge any claims held by the SEC or Deloitte & Touche LLP against any non-debtors, or enjoin or restrain the SEC or Deloitte & Touche LLP from instituting or enforcing any such claims against any non-debtors. Nothing in this subsection shall be construed to operate as a release of the claims against Deloitte & Touche LLP in the class action captioned IN RE ACTRADE FINANCIAL TECHNOLOGIES LTD. SECURITIES LITIGATION referred to in Section V.C. in the Disclosure Statement.

         Nothing in this section of the Plan shall effect a release of any claim of the United States Government or any of its agencies or any state and local authority whatever, including, without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against the Releasees, nor shall anything in this Plan or Order enjoin the United States or any state or local authority from bringing any claim, suit, action or other proceedings against the Releasees from any liability whatever, including, without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal law of the United States or any state and local authority.

         Nothing in this section shall be deemed a release of any of the Debtors' directors or officers currently named in the Actrade Securities Litigation.

         12.11 EXCULPATION. Notwithstanding anything herein to the contrary, as of the Effective Date, none of the Debtors and the Debtors' officers, including the Debtors' former Chief Executive Officer, Richard McCormick, directors, employees, accountants, financial advisors, investment bankers, attorneys for the Debtors, the Equity Committee members, solely in their capacity as such, counsel to the Equity Committee, and financial advisors to the Equity Committee shall have or incur any liability for any claim, cause of action or other assertion of liability for any act taken or omitted to be taken since the Petition Date in connection with, or arising out of, the Chapter 11 Cases, the confirmation, consummation, or administration of the Plan, or property to be distributed under the Plan, except for willful misconduct or gross negligence.

         12.12 GOVERNING LAW. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of New York.

         12.13 NOTICES. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

                  If to the Debtors or the Post-Confirmation Debtors:

                         Actrade Financial Technologies Ltd., ET AL.
                         200 Cottontail Lane
                         Somerset, New Jersey  08873
                         ATTENTION:  Peretz Bronstein
                  with a copy to:

                         Paul, Weiss, Rifkind, Wharton & Garrison LLP
                         1285 Avenue of the Americas
                         New York, New York  10019
                         ATTENTION:  Jeffrey D. Saferstein

                  If to the Equity Committee:

                         Cohen Tauber Spievack & Wagner LLP
                         420 Lexington Avenue, 24th Floor
                         New York, New York  10170
                         ATTENTION:  Joseph M. Vann


         12.14 SATURDAY, SUNDAY OR LEGAL HOLIDAY. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

         12.15 SECTION 1146 EXEMPTION. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by, the Plan or the revesting, transfer or sale of any real or personal property of the Debtors or Post-Confirmation Debtors pursuant to, in implementation of, or as contemplated by, the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

         12.16 SEVERABILITY. If any term or provision of the Plan is held by the Court prior to or at the time of Confirmation to be invalid, void or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. In the event of any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan may, at the Debtors' option remain in full force and effect and not be deemed affected. However, the Debtors reserve the right not to proceed to Confirmation or consummation of the Plan if any such ruling occurs. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         12.17 HEADINGS. The headings used in this Plan are inserted for convenience only and neither constitutes a portion of the Plan nor in any manner affect the provisions of the Plan.

                                 ARTICLE XIII.

                              CONFIRMATION REQUEST

         13.1 The Debtors hereby request confirmation of the Plan pursuant to sections 1129(a) and (b) of the Bankruptcy Code.


Dated:   December 15, 2003             Respectfully submitted,

                                       Actrade Capital Inc. and Actrade
                                       Financial Technologies Ltd.,
                                       Debtors and Debtors in Possession




                                       By: /s/ John Fioretti
                                           -------------------------------------
                                           Name:    John Fioretti
                                           Title:   Chief Restructuring Officer
                                                    of Actrade Capital Inc.



                                       By: /s/ John Fioretti
                                           -------------------------------------
                                           Name:    John Fioretti
                                           Title:   Chief Restructuring Officer
                                                    of Actrade Financial
                                                    Technologies Ltd.